Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: (770) 612-7007
E: Michelle.Esterman@altisource.com

ALTISOURCE ANNOUNCES DEFINITIVE AGREEMENT TO SELL POINTILLIST SUBSIDIARY
ALTISOURCE TO RECEIVE AN ESTIMATED $104 MILLION IN CASH AND RECOGNIZE AN ESTIMATED $107 MILLION POST-TAX GAIN FROM THE TRANSACTION
Luxembourg, October 7, 2021 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) today announced that the shareholders of Pointillist, Inc. (“Pointillist”), a majority owned subsidiary of Altisource, entered into a definitive agreement to sell all of the equity interests in Pointillist to Genesys Cloud Services, Inc. (“Genesys”) for $150 million (the “Purchase Price”). The Purchase Price consists of an up-front payment of $145 million, subject to certain adjustments at closing, including a working capital adjustment, and an additional $5 million to be held in an escrow account to satisfy certain Genesys indemnification claims that may arise on or prior to the first anniversary of the sale closing, with the balance to be paid thereafter. On a fully diluted basis, Altisource owns approximately 69% of the equity of Pointillist. The Company estimates that it will receive approximately $100 million in cash at closing, subject to a working capital adjustment, and an additional $3.7 million in cash following the one-year anniversary of closing, assuming no indemnification claims. Altisource estimates it will recognize a pre-tax and after-tax gain of approximately $107 million from the sale which is anticipated to close before the end of the 2021 calendar year.
The sale is subject to customary closing conditions including the receipt of regulatory consents.
Pointillist is an Artificial Intelligence driven customer journey management SaaS platform that connects the dots between customer experience and business outcomes, helping companies to improve retention and reduce costs. In 2019, Altisource created Pointillist as a separate legal entity and contributed the Pointillist® customer journey analytics business and $8.5 million to it.
“We are pleased to execute the definitive agreement to sell Pointillist to Genesys. We believe this transaction demonstrates that Altisource has a collection of valuable businesses that may not be fully appreciated by the capital markets. Monetizing this attractive asset strengthens Altisource’s balance sheet by adding $100 million of cash at closing and aligns Pointillist with a strategic partner to help accelerate its growth. I’d like to thank the Pointillist team and wish them the best in the next phase of Pointillist’s evolution,” said Chairman and Chief Executive Officer William B. Shepro.
Ronald J. Rubbico, Pointillist Chief Executive Officer, further commented, “We are looking forward to joining Genesys, a global leader in customer experience orchestration. We are excited by the future prospects of the combined companies and believe together we can accelerate Pointillist’s growth.”
Pointillist is an unrestricted subsidiary under the Company’s Senior Secured Term Loan. Altisource intends to use the proceeds from the sale for general corporate purposes.

Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements that relate to, among other things, future events or our future performance or financial condition. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” or “continue” or the negative of these terms and comparable terminology. Such statements are based on expectations as to the future and are not statements of historical fact. Furthermore, forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, risks relating to the transaction with Genesys, including in respect of the satisfaction of closing conditions and the timing thereof; delays in obtaining regulatory and other third party consents in connection with the transaction; unanticipated expenditures relating to or liabilities arising from the transaction; litigation or regulatory issues relating to the transaction; the risks discussed in Item 1A of Part I “Risk Factors” in our Form 10-K filing with the Securities and Exchange Commission, as the same may be updated from time to time in our Form 10-Q filings. We caution you not to place undue reliance on these forward-looking statements which reflect our view only as of the date of this release. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, risks related to the COVID-19 pandemic, customer concentration, the timing of the anticipated increase in default related referrals following the expiration of foreclosure and eviction moratoriums and forbearance programs, the timing of the expiration of such moratoriums and programs, and any other delays occasioned by government, investor or servicer actions, the use and success of our products and services, our ability to retain existing customers and attract new customers and the potential for expansion or changes in our customer relationships, technology disruptions, our compliance with applicable data requirements, our use of third party vendors and contractors, our ability to effectively manage potential conflicts of interest, macro-economic and industry specific conditions, our ability to effectively manage our regulatory and contractual obligations, the adequacy of our financial resources, including our sources of liquidity and ability to repay borrowings and comply with our Credit Agreement, including the financial and other covenants contained therein, as well as Altisource’s ability to retain key executives or employees, behavior of customers, suppliers and/or competitors, technological developments, governmental regulations, taxes and policies. The financial projections contained in this press release are expressly qualified as forward-looking statements and, as with other forward-looking statements, should not be unduly relied upon.
About Altisource
Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.
About Pointillist
Pointillist’s award-winning customer journey management platform enables organizations to deliver frictionless, connected and personalized experiences. By measuring, monitoring and orchestrating customer journeys, Pointillist solutions optimize CX and improve digital containment, contact center performance, escalation management and more. Some of the largest companies in the world use Pointillist to analyze billions of daily user interactions and rely on the platform to improve customer experience and business outcomes. Pointillist is headquartered in Boston, Massachusetts and located on the web at www.pointillist.com.
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